EXHIBIT 10.8

NETOPIA, INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into on December 9, 2005, but shall deemed to be effective as of October 1, 2005 (the “Effective Date”), by and between Netopia, Inc. (the “Company”) and Alan B. Lefkof (the “Employee”).

RECITALS

A. The Company and the Employee wish to enter into an employment relationship on the terms and conditions contained in this Agreement.

B. The Company has spent significant time, effort and money to develop certain Proprietary Information (as defined in Section 7 of the Employee’s “Employee Invention Assignment and Confidentiality Agreement”), which the Company considers vital to its business and goodwill after the Effective Date. The Proprietary Information will necessarily be communicated to or acquired by Employee in the course of his employment with the Company, and the Company wishes to employ Employee only if, in doing so, it can protect its Proprietary Information and goodwill.

NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, the Employee and the Company agree as follows:

1. Duties and Scope of Employment. The Employee will serve as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), and assuming and discharging such responsibilities as are commensurate with Employee’s position. Employee will also continue to serve as a member of the Board, subject in all cases to continued election by the Company’s stockholders at its regular annual stockholder meetings. The Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the performance of his duties hereunder, provided however, that nothing in this Agreement shall restrict the Employee from (i) managing his personal investments, personal business affairs and other personal matters, (ii) serving on the boards of directors of companies that do not compete directly or indirectly with the Company, or (iii) serving on civic or charitable boards or committees, provided that none of such activities, either singly or in the aggregate, interfere with the performance of his duties under this Agreement.

2. Employment Term / At-Will Employment. The initial term of this Agreement shall be for a period of three years commencing on the Effective Date, which was the first day of the Company’s fiscal year ending September 30, 2006. This Agreement shall be automatically renewed for successive renewal terms of one year each unless either party provides written notice of non-renewal no later than ninety (90) days before the expiration of the initial term or then current renewal term (collectively, the “Employment Term”). Notwithstanding the foregoing, the parties agree that the Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice in accordance with Section 9, hereof. The Employee understands and agrees that neither his job performance nor commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Base Salary. For all services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive an annualized salary of $350,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices and be subject to applicable withholding. During the second and third years of the initial term and during any renewal terms of this Agreement, the Base Salary shall be adjusted as determined by the Company’s Compensation Committee of the Board, at which point the adjusted salary shall be deemed the Base Salary.

4. Target Bonus. The Employee will be given the opportunity to earn an annual bonus (the “Bonus”) in accordance with the Company’s then current bonus program(s) for senior executives, provided that the basic parameters of future program(s) will not change from the parameters of the current program with respect to the Employee unless the same changes are made with respect to all senior executives entitled to participate in such program(s); and provided further, that the target amount of the Bonus that Employee may earn under such program(s) shall not be less than 50% of the Employee’s then existing Base Salary. The actual award of any such Bonus and the timing of payment shall be determined by the Company’s Compensation Committee of its Board consistent with the parameters established for such program(s). The Bonus shall be subject to applicable tax withholding.

5. Employee Benefits.

(a) The Employee shall be entitled to participate in, and the Company shall provide, such fringe benefits of the Company, including, but not limited to, employee stock purchase and stock option plans, employee health and benefit plans and the Company’s purchase of health and disability insurance, which the Company may from time to time generally offer its senior executive officers. In addition, the Employee shall be entitled to, and the Company shall provide Employee with a company car consistent with past practices. In addition, the Employee shall be entitled to, and the Company shall provide, reimbursement of amounts paid by him for the annual planning and preparation of his tax returns and annual financial planning in amounts reasonable and customary for executives of similar status.

(b) Notwithstanding any other provision of this Agreement to the contrary, following the end of the Employment Term, the Company shall, at its expense, ensure that Employee (including his dependants) continue to receive through September 30, 2015, all health related benefits for which Employee was eligible immediately prior to the end of the Employment Term, including without limitation, medical insurance, dental insurance, and vision insurance, provided, however, that Employee shall pay 20% of the cost to the Company of providing such health related benefits, consistent with the Company’s current target for employee contributions to the cost of group health benefits. The parties hereto agree that the reference to ‘health related benefits’ is to be construed broadly. This provision shall not be applicable during any period that Employee receives or is eligible to receive comparable health related benefits from an employer following the end of the Employment Term.

6. Award of Options. The Employee shall be awarded stock options to acquire 300,000 shares of the Company’s common stock in accordance with the Company’s current stock option plans. The options shall be incentive stock options to the maximum extent permissible under the tax laws, and the balance of the options will be non-qualified stock options. The options shall be awarded on December 9, 2005, and the exercise price shall equal the closing price of the Company’s common stock on December 9, 2005. The options shall vest 3/36th on December 31, 2005, and subject to extended vesting as provided in Section 9(g)(ii)(2) herein, shall vest thereafter at the rate of 1/36th per month on the last day of each calendar month thereafter through September 30, 2008 (a) as long as the Employee remains an employee of the Company or member of the Board, or (b) during the Payment Period (defined in Section 9(g)(ii)(1)b)).

7. Vacation and Sick Leave. The Employee will be entitled to paid time off in accordance with the Company’s vacation and sick leave policy, with the timing and duration of specific paid time off mutually and reasonably agreed to by the parties hereto; provided, however, that during each year of the term of this Agreement, Employee will be provided no fewer days of vacation and sick leave than he was eligible for, based on years of service, under the Company’s vacation and sick leave policy in effect as of September 30, 2005.

8. Expenses. The Company will reimburse the Employee for reasonable travel or other expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

9. Termination

(a) Death. The initial term or renewal term, as applicable, shall expire in the event of the Employee’s death during such term, and upon such termination, the obligations, duties and liabilities of the Company to the Employee under this Agreement shall be as set forth in Section 9(g) hereof.

(b) Disability. In the event of the Employee’s failure to perform his duties by reason of his becoming Disabled (as defined herein) during the Employment Term, the Company shall have the option to terminate the Employment Term, by giving written notice of such termination to the Employee, which notice shall specify the effective date of termination. Upon such termination, the Employee shall have no further duties hereunder and the obligations, duties and liabilities of the Company to the Employee under this Agreement shall be as set forth in Section 9(g) hereof. For purposes of this Agreement, the term “Disabled” shall mean the inability of the Employee, for medical reason(s) certified by a physician selected by the Company and reasonably satisfactory to the Employee, to perform substantially his duties hereunder for an aggregate of at least 180 days during any period of 365 consecutive days.

(c) By the Company for Cause. The Company may, at its option, terminate the Employment Term, for (i) having knowingly engaged in fraud, acts of dishonesty or any other illegal or intentional misconduct, in all cases that adversely affect the business of the Company in a material manner, (ii) having materially neglected his duties or intentionally failing to perform his duties after written notice thereof from the Board, or (iii) having breached a fiduciary duty to the Company or its stockholders involving a matter in which Employee has obtained a personal profit

(each a “Cause”), upon five (5) business days’ prior written notice to the Employee that a meeting of the Board will be held to consider such action, at which meeting the Employee and his counsel shall be afforded an opportunity to be heard (a “Hearing”). Any such Hearing must occur not later than one hundred twenty (120) days after the Company first learns of the conduct giving rise to termination for Cause. Upon such termination, the Employee shall have no further duties hereunder and the obligations, duties and liabilities of the Company to the Employee under this Agreement shall be as set forth in Section 9(g) hereof.

(d) By the Company Without Cause. In addition (and without prejudice) to its right to terminate the Employment Term under the provisions of Section 9(c) hereof, the Company may, at its option, terminate the Employment Term for any reason whatsoever by giving written notice of termination to the Employee from the Board, specifying the date of termination. Upon such termination, the Employee shall have no further duties hereunder and the obligations, duties and liabilities of the Company to the Employee under this Agreement shall be as set forth in Section 9(g) hereof.

(e) By the Employee For “Good Reason.” As used herein, “Good Reason” shall mean the Company’s material breach of this Agreement, including but not limited to, without the Employee’s consent, the assignment to the Employee of positions or duties materially inconsistent with the provisions of this Agreement, a material diminution of the Employee’s position, authority, responsibilities or benefits to which he is then entitled hereunder, a change of his reporting obligations or removal from the Board other than by reason of the Company’s stockholders failing to elect Employee as a director at a regular annual stockholder meeting, any reduction of the compensation (or opportunity to earn the compensation) provided for in Sections 3 and 4 hereof unless such reduction in compensation is at the same percentage or prorated basis as any reduction in compensation applied generally to the Company’s other senior executives, or the relocation of the Employee’s principal work location further than a twenty five mile radius from the present Company headquarters without the Employee’s specific waiver of applicability of this provision to such relocation. In the event that the Employee wishes to terminate the Employment Term for Good Reason, the Employee shall send a written notice to the Company notifying the Company of the basis on which Employee believes Good Reason exists within one hundred twenty (120) days of the occurrence of the event establishing Good Reason. If such event is not corrected within thirty (30) days after receipt of such notice, then the Employee may, in his sole discretion, elect to terminate the Employment Term for Good Reason by giving written notice of such election to the Company, and upon receipt by the Company of such an election, the Employment Term shall terminate. Upon such termination, the Employee shall have no further duties hereunder and the obligations, duties and liabilities of the Company to the Employee under this Agreement shall be as set forth in section 9(g) hereof.

(f) Nonrenewal. If the Company or the Employee provides notice as provided in Section 2 hereof that this Agreement shall not be renewed, the Employee’s employment shall terminate at the end of the then current Employment Term. Upon such termination, the Employee shall have no further duties hereunder and the obligations, duties and liabilities of the Company to the Employee under this Agreement shall be as set forth in Section 9(g) hereof.

(g) Payments Upon Termination. In the event that the Employment Term is terminated hereunder, the Company shall pay to the Employee the following amounts (the effective date of any such termination is hereinafter referred to as the “Termination Date”):

(i) By the Company for Cause. In the event that the Employment Term is terminated pursuant to Section 9(c) hereof, the Company shall pay to the Employee his (a) Base Salary due and owing to him through the Termination Date payable in accordance with the Company’s regular payroll practices, (b) all accrued and unused vacation, payable within 3 days of the Termination Date, and (c) all unreimbursed expenses otherwise reimbursable under Section 8 hereof, payable within 3 days of the Termination Date.

(ii) Other Than For Cause.

(1) In the event that the Employment Term is terminated (A) pursuant to Section 9(a), Section 9(b), Section 9(d) or Section 9(e) hereof, or (B) as a result of the Company affirmatively electing not to renew the Employment Term in accordance with Section 2, hereof, the Company shall pay to the Employee or to the Employee’s executor, administrator, beneficiary or personal representative in the case of Section 9(a) (the “Representative”), as the case may be:

a) the Base Salary due and owing through the Termination Date, payable in accordance with the Company’s regular payroll practices;

b) the greater of (a) the Base Salary from the Termination Date through twelve months from the date thereof, and (b) the amount of the Base Salary payable from the Termination Date through the remaining Employment Term, in either case payable 50% within 3 days of the Termination Date with the balance to be paid in equal monthly installments over the period for which such amount was determined (the “Payment Period”);

c) the greater of (i) $100,000, and (ii) the target Bonus that would have been earned for the fiscal year in which the Termination Date occurs, pro rated through the Termination Date, payable 50% within 3 days of the Termination Date with the balance to be paid in equal monthly installments over the Payment Period;

d) all accrued and unused vacation, payable within 3 days of the Termination Date; and

e) all unreimbursed expenses otherwise reimbursable under Section 8 hereof, payable within 3 days of the Termination Date.

(2) The Employee or his Representative, as the case may be, shall continue to receive during the Payment Period all benefits provided in Section 5(a) hereof in which Employee participated at the Termination Date, such benefits to be provided solely at the cost of the Company, provided, however, that the benefit of a company car shall not continue to be provided in the event that the Employment Term is terminated pursuant to Section 9(a) or Section 9(b). In addition, notwithstanding any provisions of any applicable stock incentive plan or other agreement to the contrary, (a) the vesting of all outstanding unvested stock options, restricted stock or other equity compensation awards granted by the Company to the Employee and held by the Employee as of the Termination Date shall continue through the end of the Payment Period, and (b) the ability to exercise all vested options shall continue through the end of the Payment Period.

(3) If the Employment Term is terminated by the Company pursuant to Section 2, hereof, the Termination Date shall be the earlier of (A) the end of the then current Employment Term, and (B) the date the Employee is relieved of (a) substantially all duties as President and Chief Executive Officer, and (b) the title “President and Chief Executive Officer.” The Termination Date shall not be the date the Company’s notice of non-renewal is delivered to Employee.

(iii) Non-Renewal By Employee. If Employee elects to terminate the Employment Term in accordance with Section 2, hereof or otherwise elects to terminate the Employment Term other than for Good Reason, the Company shall pay the Employee all accrued and unused vacation, and all unreimbursed expenses otherwise reimbursable under Section 8 hereof within 3 days of the end of the Employment Term.

(iv) Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Employee would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

10. Confidentiality. The confidentiality provisions of Employee’s “Employee Invention Assignment and Confidentiality Agreement” shall apply as though set forth herein.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Employee upon the Employee’s death or the Employee’s becoming Disabled and (b) any successor of Company. Any such successor of Company will be deemed substituted for Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the stock, assets or business of Company. None of the rights of the Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Employee’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or

(iii) five (5) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to Company:

Netopia, Inc.

6001 Shellmound Street, 4th Floor

Emeryville, CA 94608

Attention: General Counsel

If to the Employee:

at the last residential address known by the Company.

13. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

14. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The Employee acknowledges and agrees that this Agreement replaces and supersedes in their entirety any written or oral employment agreement or other compensatory agreement previously in effect between Company and the Employee, including without limitation that certain letter agreement dated December 20, 1994 between the Employee and Farallon Computing, Inc., a predecessor entity to the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18. Governing Law; Jurisdiction and Venue. This Agreement will be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and wholly to be performed in that state, without giving effect to any choice or conflict of law provisions or rules. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) the Employee and the Company each irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the United States District Court for the Northern Jurisdiction of California or the Superior Court of the State of California for the County of Alameda, and each agrees not to object to venue in any such courts, and (ii) the Employee and the Company each irrevocably consents to service of process in any such action in the manner provided in this Agreement for delivery of notices.

19. Acknowledgment. The Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or if any party incurs any expenses in enforcing such party’s rights under this Agreement even if no lawsuit is filed, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by one of its directors currently serving as a member of the Compensation Committee of the Board, as of the day and year first above written.

NETOPIA, INC.		EMPLOYEE

By:	/s/ Harold S. Wills	/s/ Alan B. Lefkof
	Harold S. Wills	Alan B. Lefkof
Title:	Chairman of the Board of Directors, Member of Compensation Committee

Date: December 9, 2005		Date: December 9, 2005